Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-8 pertaining to the Peerless Systems Corporation 1996 Equity Incentive Plan, as amended and restated, and to the incorporation by reference therein of our report dated March 14, 2003, with respect to the consolidated financial statements and schedule of Peerless Systems Corporation included in its Annual Report (Form 10-K) for the year ended January 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California December 8, 2003